EXHIBIT 2.1

PLAN OF REORGANIZATION

THIS PLAN OF REORGANIZATION (the "Agreement"), made and entered into as of April 23, 2003, among ALLIANCE NATIONAL BANK (the "Bank"), a national bank organized under federal law, and ALLIANCE BANCSHARES, INC. (the "Company"), a Georgia corporation.

WITNESSETH:

WHEREAS, the principal offices of the Bank and the Company are located at 210 - 214 West Morris Street, Dalton, Georgia 30720;

WHEREAS, the authorized capital stock of the Bank consists of 5,000,000 shares of common stock ("Bank Stock"), $1.00 par value, of which 870,276 shares are issued and outstanding;

WHEREAS, the authorized capital stock of the Company consists of 20,000,000 shares of common stock ("Company Stock"), $.10 par value, of which 50 shares are issued and outstanding;

WHEREAS, the Boards of Directors of the Company and the Bank deem its desirable and in the best interests of the Company and the Bank and the shareholders of the Bank to enter into this Agreement, and in accordance herewith for the Company to acquire all of the outstanding voting stock of the Bank by means of a share exchange between the Company and the Bank, which will thereby become a wholly-owned subsidiary of the Company, in a transaction qualifying as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code");

WHEREAS, the Board of Directors of the Company has approved and adopted this Agreement, and the Company has agreed to join in and be bound hereby and to issue the shares of Company Stock which shareholders of the Bank will receive upon consummation of the reorganization and share exchange as herein provided;

WHEREAS, the transactions contemplated by this Agreement are authorized by Section 1204 of the American Homeownership and Economic Opportunity Act of 2000 ("AHEOA"), codified as 12 U.S.C. Section 215a-2, and this Agreement shall constitute the "Reorganization Plan" under 12 U.S.C. Section 215a-2; and

WHEREAS, the transactions contemplated by this Agreement do not contravene any provisions of applicable state law;

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, and for the purpose of stating the method, terms and conditions of the share exchange provided for herein, the mode of carrying the same into effect, the manner and basis of converting and exchanging the shares of Bank Stock for Company Stock as

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hereinafter provided, and such other provisions relating to the share exchange as the parties deem necessary or desirable, the parties hereto agree as follows:

SECTION 1.

REORGANIZATION

Pursuant to the provisions of 12 U.S.C. Section 215a-2 and other applicable provisions of applicable law, the Company shall acquire all of the issued and outstanding Bank Stock in exchange for Company Stock pursuant to the terms of this Agreement.

SECTION 2.

EFFECTIVE DATE OF THE REORGANIZATION

The reorganization of the Bank into a holding company structure by virtue of the share exchange described in this Agreement shall be effective as of the date (the "Effective Date of the Reorganization") set forth in a certifying letter issued by the Office of the Comptroller of the Currency.

Since the share exchange described in this Agreement will effect the reorganization of the Bank into a holding company structure, such share exchange and reorganization, collectively, shall hereinafter be referred to as the "Reorganization."

SECTION 3.

LOCATION, ARTICLES AND BYLAWS, MANAGEMENT AND CAPITAL

STRUCTURE OF THE BANK

On the Effective Date of the Reorganization:

(a) The principal office of the Bank shall be located at 210 - 214 West Morris Street, Dalton, Georgia 30720, or such other location where the Bank is located immediately prior to the Effective Date of the Reorganization.

(b) The Articles of Association and Bylaws of the Bank shall be the same as the Articles of Association and Bylaws of the Bank as in effect immediately prior to the Effective Date of the Reorganization.

(c) The directors and officers of the Bank shall be the directors and officers of the Bank immediately prior to the Effective Date of the Reorganization. All such directors and officers of the Bank shall serve until their respective successors are elected or appointed pursuant to the Articles of Association and Bylaws of the Bank.

(d)        The resulting capital structure of the Bank shall be identical to the capital structure of the Bank immediately prior to the Effective Date of the Reorganization. The capital structure of the Bank shall not be altered or amended by the Reorganization and shall continue in effect as that of the Bank.

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SECTION 4.

EXISTENCE. RIGHTS, DUTIES, ASSETS AND

LIABILITIES OF THE BANK

(a) As of the Effective Date of the Reorganization, the Bank shall have, without further act or deed, all of the properties, rights, powers, trusts, deeds and obligations of the Bank.

(b) As of the Effective Date of the Reorganization, the Bank shall have the authority to engage only in such businesses and to exercise only such powers as are then permissible upon the original incorporation of a bank under federal law and as are provided for in the Articles of Association of the Bank, and the Bank shall be subject to the same prohibitions and limitations to which it would be subject upon original incorporation except that the Bank may engage in any business and may exercise any right that the Bank could lawfully have exercised or engaged in immediately prior to the Effective Date of the Reorganization.

(c) No liability of the Bank or of any of its shareholders, directors or officers shall be affected by the Reorganization, nor shall any lien on any property of the Bank be impaired by the Reorganization. Any claim existing or any action pending by or against the Bank may be prosecuted to judgment as if the Reorganization had not taken place.

SECTION 5.

MANNER AND BASIS OF EXCHANGING SHARES OF BANK STOCK

The manner and basis of exchanging shares of Bank Stock into shares of Company Stock, excluding those shares of Bank Stock held by shareholders who have perfected dissenters' rights of appraisal under the applicable provisions of 12 U.S.C. Sections 215a-2 and 215a (the "Dissenters' Rights Provisions"), shall be as follows:

(a) Exchange of Shares. Each share of Bank Stock owned by a shareholder on the Effective Date of the Reorganization shall, by virtue of the Reorganization and without any action on the part of such shareholder, be exchanged for one (1) share of Company Stock. The Company hereby agrees to issue one (1) share of Company Stock in exchange for each share of Bank Stock issued and outstanding immediately prior to the Effective Date of the Reorganization. Therefore, at the Effective Date of the Reorganization, the prior shareholders of the Bank will hold the same number of shares of Company Stock as the number of previously held shares in Bank Stock and the Company will hold the number of shares of Bank Stock that were issued and outstanding immediately prior to the Effective Date of the Reorganization, less any shares that are cancelled pursuant to the terms of Section 6 below.

(b)      Surrender of Bank Stock Certificates. After the Effective Date of the Reorganization each holder of certificates theretofore representing Bank Stock (except Bank shareholders who have elected to dissent from the Reorganization and have perfected their dissenters' rights in accordance with applicable law) may surrender his or her Bank Stock certificates to the Company and shall receive in exchange therefor a certificate representing the number of shares of Company Stock into which such Bank Stock was exchanged under Paragraph 5(a). Until any such Bank Stock certificate is surrendered in due course (or suitable arrangements are made for any lost, stolen or destroyed certificate according to the Bank's or the

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Company's usual procedures), the holder of the Bank Stock certificate (a) will be deemed to hold a certificate representing the shares of Company Stock which such stock certificate may entitle the shareholder to receive; (b) will be paid any cash which such stock certificate may entitle the shareholder to receive; (c) will have any voting rights in respect of the shares of Company Stock which such stock certificate may entitle the shareholder to receive; and (d) will be paid dividends or other distributions in respect of the shares of Company Stock which such stock certificate may entitle the shareholder to receive. The Company agrees, subject to the terms and conditions of this agreement, to issue to each Bank shareholder after the Effective Date of the Reorganization, upon surrender of his or her Bank Stock certificates to the Company, accompanied by properly completed and signed transmittal instructions, certificates representing the number of shares of Company Stock in to which Bank shares shall have been exchanged by operation of this agreement.

SECTION 6.

ASSUMPTION OF OPTIONS

(a) As of the Effective Date of the Reorganization, all rights with respect to the Bank Stock issuable pursuant to the exercise of stock options (the "Bank Options") granted by the Bank under stock option plans of the Bank (the "Bank Stock Option Plans"), which are outstanding at the Effective Date of the Reorganization, whether or not such Bank Options are then exercisable, shall, subject to this section, be assumed by the Company in accordance with the terms of the particular Bank Stock Option Plan under which such Bank Options were issued and the agreement by which such Bank Options are evidenced. From and after the Effective Date of the Reorganization, (i) each Bank Option assumed by the Company hereunder may be exercised solely for Company Stock, (ii) the number of shares of Company Stock subject to such Bank Option shall be equal to the number of shares of Bank Stock subject to such Bank Option immediately prior to the Effective Date, and (iii) the per share exercise price for Company Stock under each such Bank Option shall be the per share exercise price of the Bank Stock under such Bank Option immediately prior to the Effective Date.

(b) At all times after the Effective Date of the Reorganization the Company shall reserve for issuance such number of shares of Company Stock as shall be necessary to permit the exercise of the Bank Options in the manner contemplated by this Agreement.

(c) It is intended that the foregoing assumption of the Bank Options shall satisfy all the requirements under Section 424(a) of the Code and be undertaken in a manner that will not constitute a "modification" as defined in Section 424(h) of the Code as to any stock option which is an incentive stock option as defined in Section 422 of the Code. All restrictions or limitations on transfer with respect to Bank Stock awarded under a Bank Stock Option Plan ("Restricted Stock"), to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to the Company Stock into which such Restricted Stock is converted pursuant to this Agreement. Except as otherwise provided herein, the provisions of the Bank Option Plans that provide for the issuance or grant of any other interest in respect of the capital stock of the Bank shall be deleted as of the Effective Date of the Reorganization.

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(d) As of the Effective Date of the Reorganization, all rights with respect to the Bank Stock issuable pursuant to the exercise of stock warrants (the "Bank Warrants") granted by the Bank, which are outstanding at the Effective Date of the Reorganization, whether or not such Bank Warrants are then exercisable, shall, subject to this section, be assumed by the Company in accordance with the terms of the warrant agreements by which such Bank Warrants are evidenced. From and after the Effective Date of the Reorganization, (i) each Bank Warrant assumed by the Company hereunder may be exercised solely for Company Stock, (ii) the number of shares of Company Stock subject to such Bank Warrant shall be equal to the number of shares of Bank Stock subject to such Bank Warrant immediately prior to the Effective Date, and (iii) the per share exercise price for Company Stock under each such Bank Warrant shall be the per share exercise price of the Bank Stock under such Bank Warrant immediately prior to the Effective Date. At all times after the Effective Date of the Reorganization the Company shall reserve for issuance such number of shares of Company Stock as shall be necessary to permit the exercise of the Bank Warrants in the manner contemplated by this Agreement.

SECTION 7.

ACQUISITION OF DISSENTERS' BANK STOCK

Any shareholder of the Bank who votes against the Reorganization or gives notice in writing at or prior to the meeting of Bank shareholders in compliance with the Dissenters' Rights Provisions shall be paid an amount of cash (as determined under such provisions) for his or her shares of Bank Stock by the Bank. The shares of Bank Stock so acquired by the Bank shall thereafter be cancelled.

Pursuant to 12 U.S.C. Section 215a-2(c), any shareholder of the Bank who has voted against the Reorganization at the annual shareholders meeting or has given notice in writing at or prior to the meeting to the presiding officer that the shareholder dissents from the Reorganization shall be entitled to receive the value of his or her shares as provided by 12 U.S.C. Section 215a. A shareholder who wishes to exercise his or her dissenters rights must give a written request to the Bank at any time before thirty days after the date of the consummation of the Reorganization accompanied by the surrender of his stock certificates.

Shareholders who properly perfect their dissenters rights will be entitled to receive the "value" of their shares, which shall be ascertained, as of the effective date of the Reorganization, by an appraisal made by a committee of three persons composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the Bank; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days of being notified of the appraised value of his or her shares, appeal to the Office of the Comptroller of the Currency, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

Any notice required to be given to the Bank shall be forwarded to Alliance National Bank, 210-214 West Morris Street, Dalton, Georgia 30720, Attention: Charles Y. Allgood, Vice Chairman.

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SECTION 8.

REDEMPTION OF COMPANY STOCK

As soon as practicable after the Effective Date of the Reorganization, the Company shall redeem any shares of Company Stock which may have been issued prior to the Effective Date of the Reorganization at a redemption price equal to the same consideration paid for such shares, so that immediately after such redemption the then outstanding shares of Company Stock shall consist solely of the shares to be issued by the Company upon the exchange of shares of Bank Stock as provided herein.

SECTION 9.

FURTHER ACTIONS

From time to time, as and when requested by either the Company or the Bank, or by their successors or assigns, the Company or the Bank shall execute and deliver or cause to be executed and delivered all such instruments, and shall take or cause to be taken all such other actions, as the Company or the Bank, or their successors and assigns, may deem necessary or desirable in order to carry out the intent and purposes of this Agreement.

SECTION 10.

CONDITIONS PRECEDENT TO CONSUMMATION

OF THE REORGANIZATION

This Agreement is subject to, and consummation of the Reorganization herein provided for is conditioned upon, the fulfillment prior to the Effective Date of the Reorganization of each of the following conditions:

(a) The Board of Governors of the Federal Reserve System or its authorized delegate shall have approved the application of the Company to become a bank holding company by reason of its acquisition of all of the outstanding Bank Stock;

(b) The Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation shall have approved the Reorganization;

(c) The holders of at least two-thirds of the issued and outstanding shares of common stock of the Bank shall have voted in favor of the Reorganization at a shareholders meeting duly called and held to act thereon; and

(d) At the time of the mailing of the proxy statement/prospectus to the Bank's shareholders and thereafter through the closing of the Reorganization, the Company Stock to be received by Bank shareholders shall be the subject of an effective registration statement under the Securities Act of 1933 and shall be duly registered or qualified under the securities laws of all states in which such registration or qualification is required, or the Company Stock shall be exempt from the registration requirements of such laws.

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SECTION 11.

TERMINATION

In the event that:

(a) Any action, suit, proceeding or claim has been instituted, made or threatened relating to the proposed Reorganization which shall make consummation of the Reorganization inadvisable in the opinion of the Board of Directors of the Bank or the Company;

(b) Any action, consent, approval, opinion, ruling or condition required by Section 10 of this Agreement shall not have been obtained or met;

(c) The Bank's Board of Directors determines in its sole discretion that the consummation of the Reorganization may result in having to pay dissenting shareholders an amount of cash that would cause a materially adverse impact on the Bank's operations; or

(d) For any other reason the consummation of the Reorganization is deemed inadvisable in the opinion of the Bank's or the Company's Boards of Directors;

then this Agreement may be terminated at any time before consummation of the Reorganization by written notice, approved or authorized by the Board of Directors of the party wishing to terminate, to the other party. Upon termination by written notice as provided by this Section 11, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination hereof on the part of the Bank, the Company or their directors, officers, employees, agents or shareholders.

SECTION 12.

AMENDMENT; WAIVER

(a) At any time before or after approval and adoption hereof by the respective shareholders of the Bank and the Company, this Agreement may be amended by agreement among the Bank and the Company; provided, however, that after the approval and adoption of this Agreement by the shareholders of the Bank, no amendment reducing the consideration payable to Bank shareholders pursuant to Section 5(a) hereof shall be valid without having been approved by the shareholders of the Bank in the manner required for approval of this Agreement.

(b) A waiver by any party hereto of any breach of a term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition or of other terms or conditions, nor shall failure to enforce any term or condition operate as a waiver or release of any other right, at law or in equity, or claim which any party may have against another party for anything arising out of, connected with or based upon this Agreement. A waiver shall be effective only if evidenced by a writing signed by the party who is entitled to the benefit of the term or condition of this Agreement which is to be waived. A waiver of a term or condition on one occasion shall not be deemed to be a waiver of the same or of any other term or condition on a future occasion.

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SECTION 13.

COUNTERPARTS; HEADINGS; GOVERNING LAW

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for convenience or reference only and shall not be deemed a part of this Agreement. This Agreement shall be governed by and construed in accordance with the federal laws of the United States.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers and their bank and corporate seals to be affixed hereto all as of the day and year first above written.

ALLIANCE NATIONAL BANK

[BANK SEAL]	By: s/Charles Y. Allgood
Charles Y. Allgood Vice Chairman and CEO

ATTEST:

s/Daniel G. Rees
Daniel G. Rees
Secretary

ALLIANCE BANCSHARES, INC.

[BANK SEAL]	By: s/Charles Y. Allgood
Charles Y. Allgood Vice Chairman and CEO

ATTEST:

s/Daniel G. Rees
Daniel G. Rees
Secretary

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